Exhibit 99.1

Hasbro to Sell eOne Film & TV Business to Lionsgate

August 3, 2023

Hasbro Retains Entertainment for Priority Brands, Aligned with Strategy

PAWTUCKET, R.I.--(BUSINESS WIRE)--Aug. 3, 2023-- Hasbro, Inc. (NASDAQ:HAS) a leading toy and game company, today announced that it has reached a definitive agreement to sell its eOne film and TV business to Lionsgate for approximately $500 million, consisting of $375 million in cash, subject to certain purchase price adjustments, and the assumption by Lionsgate of production financing loans. The transaction has been approved by both companies’ Boards of Directors and remains subject to customary closing conditions, including the receipt of regulatory approvals. Hasbro will use the proceeds to retire a minimum of $400 million of floating rate debt by the end of the year, and for other general corporate purposes. The transaction is expected to close by the end of 2023.

The sale will include a talented team of employees, a content library of nearly 6,500 titles, active productions for non-Hasbro owned IP like The Rookie, Yellowjackets and Naked and Afraid franchises, and the eOne unscripted business, which will include rights for certain Hasbro-based shows like Play-Doh Squished. The eOne film and TV business being sold also includes Hasbro’s interest in the Canadian film & TV operations of Entertainment One Canada Limited, and the transaction has also been approved by Entertainment One Canada Limited’s Board of Directors.

Today’s announcement is the culmination of a rigorous sale process in connection with Hasbro’s recent strategic review and represents a significant milestone in Hasbro’s commitment to executing its Blueprint 2.0 strategy, which at its core is about significantly increasing investment in Hasbro’s priority brands. In addition to Hasbro’s animation efforts that include Peppa Pig, Transformers: EarthSpark, and My Little Pony: Tell Your Tale, the company will retain a focused team of creative development and business affairs experts to shepherd the 30+ Hasbro-based projects in development, working with the best studios and distribution platforms in Hollywood, including ongoing development of the TRANSFORMERS and GI JOE franchises, PLAY-DOH, D&D, MAGIC: THE GATHERING and Hasbro’s board game portfolio.

“This sale fully aligns with our strategy, and we are pleased to bring the process to a successful close,” said Hasbro CEO Chris Cocks. “Lionsgate’s management team is experienced in entertainment and adept at driving value, and we’re glad to have found such a good home for our eOne film & TV business. We look forward to partnering with them, especially on a movie adaptation of Monopoly.”

Mr. Cocks continued: “Entertainment remains a priority for Hasbro. Hasbro will continue to develop and produce entertainment based on the rich vault of Hasbro-owned brands. We will also bring to life new original ideas designed to fuel all areas of Hasbro’s blueprint including toys, publishing, gaming, licensed consumer products, and location-based entertainment. As part of the sale, we expect to move to an asset-lite model for future live action entertainment, relying on licensing and partnerships with select co-productions.”

J.P. Morgan and Centerview Partners served as lead financial advisors to Hasbro in the transaction. Cravath, Swaine & Moore LLP, Mayer Brown International LLP and Stikeman Elliott LLP are acting as legal counsel to Hasbro and Osler, Hoskin & Harcourt LLP are acting as legal counsel to Entertainment One Canada Limited.

About Hasbro

Hasbro is a leading toy and game company whose mission is to entertain and connect generations of fans through the wonder of storytelling and exhilaration of play. Hasbro delivers engaging brand experiences for global audiences through toys, consumer products, gaming and entertainment, with a portfolio of iconic brands including MAGIC: THE GATHERING, DUNGEONS & DRAGONS, Hasbro Gaming, NERF, TRANSFORMERS, PLAY-DOH and PEPPA PIG, as well as premier partner brands.

Hasbro is guided by our Purpose to create joy and community for all people around the world, one game, one toy, one story at a time. For more than a decade, Hasbro has been consistently recognized for its corporate citizenship, including being named one of the 100 Best Corporate Citizens by 3BL Media, one of the World’s Most Ethical Companies by Ethisphere Institute and one of the 50 Most Community-Minded Companies in the U.S. by the Civic 50. For more information, visit https://corporate.hasbro.com.

Hasbro Forward-Looking Statements

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Among other things, these forward-looking statements include expectations concerning the expected timetable for completing the transaction; benefits of the transaction; and de-leveraging plans. Hasbro’s actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: uncertainty as to whether the transaction will be completed in a timely manner or at all; the conditions precedent to completion of the transaction, including the ability to secure applicable regulatory approvals in a timely manner or at all or on expected terms; risks of unexpected costs, liabilities or delays; the effect of ongoing writers and actors strikes; the effect of the announcement, pendency or consummation of the transaction on customers, employees, actors, writers, producers and operating results; and other risks detailed from time to time in Hasbro’s filings with the U.S. Securities and Exchange Commission (the “SEC”). The statements contained herein are based on Hasbro’s current beliefs and expectations and speak only as of the date of this press release. Except as may be required by law, Hasbro does not undertake any obligation to make any revisions to the forward-looking statements contained in this press release or to update them to reflect events or circumstances occurring after the date of this press release. You should not place undue reliance on forward-looking statements.

HAS-E

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Investors: Debbie Hancock | Hasbro, Inc. | (401) 727-5464 | debbie.hancock@hasbro.com
Media: Roberta Thomson | Hasbro, Inc. | (650) 285-9721 | bertie.thomson@hasbro.com

Source: Hasbro, Inc.